Capital World Growth and Income Fund, Inc.
333 South Hope Street, Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,173,972
Class B	$44,562
Class C	$79,181
Class F	$74,253
Total	$1,371,968
Class 529-A	$18,835
Class 529-B	$1,627
Class 529-C	$3,386
Class 529-E	$819
Class 529-F	$411
Class R-1	$950
Class R-2	$9,296
Class R-3	$16,829
Class R-4	$14,171
Class R-5	$18,787
Total	$85,111

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9500
Class B	$0.6451
Class C	$0.6262
Class F	$0.9384
Class 529-A	$0.9313
Class 529-B	$0.6014
Class 529-C	$0.6063
Class 529-E	$0.8035
Class 529-F	$0.9953
Class R-1	$0.6213
Class R-2	$0.6247
Class R-3	$0.7961
Class R-4	$0.9174
Class R-5	$1.0313

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,407,414
Class B	80,857
Class C	154,797
Class F	97,604
Total	1,740,672
Class 529-A	25,464
Class 529-B	3,326
Class 529-C	7,135
Class 529-E	1,248
Class 529-F	516
Class R-1	2,024
Class R-2	18,679
Class R-3	26,689
Class R-4	20,119
Class R-5	23,889
Total	129,089

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$42.82
Class B	$42.58
Class C	$42.46
Class F	$42.76
Class 529-A	$42.75
Class 529-B	$42.59
Class 529-C	$42.59
Class 529-E	$42.69
Class 529-F	$42.78
Class R-1	$42.55
Class R-2	$42.46
Class R-3	$42.63
Class R-4	$42.76
Class R-5	$42.84